Exhibit 20.2

NEWS BULLETIN                          HEMAGEN(R) DIAGNOSTICS, INC.
                                       40 Bear Hill Road, Waltham, MA 02451

AT THE COMPANY:
---------------
William Franzblau
Chief Financial Officer
(781) 890-3766
(781) 890-3748 Fax
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FOR IMMEDIATE RELEASE                                      NASDAQ:    HMGN
July 26,1999                                                          HMGNW
                                                              BSE:    HGN

            HEMAGEN COMPLETES THE SALE OF CELLULAR PRODUCTS, INC.
            -----------------------------------------------------

      WALTHAM, MA --Hemagen Diagnostics, Inc. (NASDAQ: HMGN, HMGNW; BSE: HGN) is pleased to announce that on Friday, July 23, 1999 it completed the sale of its wholly owned subsidiary, Cellular Products, Inc. (CPI) located in Buffalo, New York, to ZeptoMetrix Corporation.

      Hemagen netted $800,000 from the stock sale of CPI to ZeptoMetrix Corporation, a company created by two of CPI's senior managers for the purpose of purchasing CPI. "The sale is part of our strategic business plan in furtherance of our goals to increase profitability and reduce expenses in order to increase shareholder value," stated Dr. Franzblau president of Hemagen. "The sale of CPI allows Hemagen to focus on its core markets: point-of-care, immunodiagnostics, and clinical chemistry," added Dr. Franzblau.

      During the present fiscal year, Hemagen has undertaken several cost cutting projects that should begin to show dividends in the first quarter of the next fiscal year. Hemagen has begun manufacturing Analyst instruments in its Waltham facility. Additional Analyst production will be brought in-house over the next 6 months. "We are particularly excited about bringing the manufacturing of the Analyst instrument in house to our Waltham facility which will further decrease our present expenses," said Dr. Franzblau.

      Hemagen purchased CPI out of bankruptcy approximately two and one half years ago for $581,000 net of cash. The Hemagen purchase included approximately $250,000 in account receivables. During this present fiscal year CPI was expected to lose approximately $240,000.

      Hemagen Diagnostics, Inc. develops, manufactures and markets more than 135 FDA-cleared proprietary medical diagnostic test kits, and An FDA-cleared Clinical Chemistry Analyzer, for use in the diagnosis of autoimmune and infectious diseases and to measure important constituents in human and animal blood. The Company focuses on markets which offer significant growth opportunities.

      Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's Securities and Exchange Commission reports and filings.